Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-224144 on Form S-4 of our report dated February 13, 2018, relating to the financial statements and financial statement schedules of Kemper Corporation and Subsidiaries, and the effectiveness of Kemper Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Kemper Corporation for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

April 24, 2018